Exhibit to Accompany
Item 77J
Form N-SAR
Wasatch Funds, Inc.
(the "Funds")



In accordance to the provisions of Statement of Position 93 - 2 (SOP 93 - 2) "Determination,
Disclosure and Financial Statement Presentation of
Income, Capital Gain and Return of Capital
Distributions by Investment Companies," the Funds are required to report the accumulated net investment income (loss) and accumulated net capital gain (loss) accounts to approximate amounts available for future distributions on a tax basis (or to offset future realized capital gains). Accordingly, reclassifications were recorded to increase undistributed net investment income by $882,136, $3,171,737, $953,401, $114,404 and $875,658 to
decrease undistributed net realized gain on investments by $3,025,343, $5,912,843, $5,299,045, $0 and $3,333,110 and to increase/(decrease) paid-in-capital in excess of par by $2,143,207, $2,741,106, $4,345,644, $(114,404) and $2,457,452, for the Mid-
Cap, Micro-Cap, Aggressive Equity, Micro-Cap Value and Growth Funds, respectively, for the twelve months ended September 30, 1998.

The reclassification has no impact on the net asset value of the Fund and is designed to present the Funds' capital accounts on a tax basis.